Exhibit 10.27

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made as of the date last written on the signature page hereof by and between Henry N. Adorno, a citizen and resident of Atlanta, Georgia (hereinafter referred to as “Executive”), and, HSW International, Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia (the “Company”).  (The Company and Executive are sometimes collectively referred to hereinafter as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Vice Chairman and principal executive officer; and

WHEREAS, Executive has tendered his resignation to the Company, which the Company has accepted; and

WHEREAS, in exchange for the consideration provided for herein, to which Executive would not have been otherwise entitled, the parties are willing to agree to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.           Termination; Notice.

(a)           Effective as of September 28, 2009 (the “Termination Date”), Executive has resigned from Executive’s employment as Vice Chairman and principal executive officer of the Company, and the Company has accepted Executive’s resignation.  Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, as of the Termination Date, all of Executive’s employee benefits with the Company will be terminated.  Executive also hereby represents that Executive has returned to the Company all Company-owned equipment, keys or passes, software, files, materials, programs and documents (including any copies).  In addition, upon receipt of Executive’s final paycheck from the Company, Executive agrees and acknowledges that Executive will have been paid by the Company for all of the time that Executive worked for the Company through the Termination Date.

2.           Separation Pay.  If Executive signs this Agreement and does not revoke Executive’s acceptance as provided in Section 8 below, the Company will pay Executive an amount equal to his regular base salary at the rate in effect on the Termination Date through December 31, 2009 (the “Separation Pay”).  Executive will receive the Separation Pay (minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Executive) in accordance with the Company’s payroll procedures on the Company’s next regular payday following the expiration of the “Revocation Period” as defined in Section 8 below.  Executive agrees to cooperate with and perform such duties as may be reasonably requested of Executive from time to time by the Company during the remainder of calendar year 2009, to assist with the Company’s transition of principal executive officers.

If Executive does not sign this Agreement and return it to the Company within twenty one (21) days, or if Executive signs this Agreement and revokes it, Executive will not be entitled to receive the Separation Pay described above.

3.           Release of Claims.  In exchange for the Company’s providing Executive with the Separation Pay described in Section 2, above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “the Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except and to the extent that such a release is expressly prohibited or made void by law).  The release includes, without limitation, Executive’s release of the Company Parties from any claims by Executive for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing.  Executive also specifically and forever releases the Company Parties (except and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).

By signing this Agreement, Executive agrees and acknowledges that Executive has no cause to believe there has been any violation of any local, state, or federal law that has occurred with respect to Executive’s employment or separation of employment from the Company.  Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties.  Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.

In exchange for the Executive’s execution of this Agreement and his continued cooperation with the Company as provided above, the Company releases and forever discharges Executive, as well as his legal representatives, successors, assigns, heirs, executors and administrators (collectively, “the Executive Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which the Company ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except and to the extent that such a release is expressly prohibited or made void by law).  The release includes, without limitation, the Company’s release of Executive from any claims by the Company for compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release Executive from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, misrepresentation, tortious interference with contract or prospective economic advantage, defamation, negligence or breach of any covenant of good faith and fair dealing.  Notwithstanding the foregoing, the release of claims against Executive by the Company contained in this Section 3, shall not apply in any respect to any claims the Company may assert against Executive based in fraud, for embezzlement or arising from a violation of criminal law by Executive (the “Reserved Claims.”)

By signing this Agreement, the Company agrees and acknowledges that the Company has no cause to believe there has been any violation of any local, state, or federal law that has occurred with respect to Executive’s employment or separation of employment from the Company.  The Company acknowledges that this release applies both to known and unknown claims that may exist between the Company and Executive (excepting the Reserved Claims).  The Company expressly waives and relinquishes all rights and benefits which the Company may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date the Company executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Provided, however, that nothing in this Agreement extinguishes any claims the Company may have against Executive for breach of this Agreement.

4.           No Admissions.  The Parties hereby acknowledge and agree that the releases set out above in Section 3 of this Agreement constitute a final compromise of any potential claims by one Party against the other in connection with Executive’s employment by the Company (excepting the Reserved Claims), and is not an admission by any Party that any such claims exist or that any Party is liable for any such claims.  Unless prohibited by applicable law or regulation, the Parties further agree not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against the other Party for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Executive’s termination of employment with the Company (excepting the Reserved Claims).

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.           Confidentiality; No Disparagement; Cooperation.

(a)           Confidentiality.  Executive hereby represents and agrees that Executive has not and will not (except as required by law) disclose information regarding the specific terms of this Agreement, and particularly the amount or nature of Executive’s Separation Pay, to anyone except Executive’s immediate family, Executive’s attorney and accountant or financial advisor as reasonably necessary.

(b)           Cooperation.  Executive hereby agrees that he will cooperate with and assist the Company in any dispute, grievance, investigation, litigation or administrative claim involving any matters relating to the period of time that Executive was employed by the Company.

(c)           Board Seat.  Notwithstanding Executive’s resignation as Vice Chairman of the Company, Executive shall remain a member of the Company’s Board of Directors (the “Board”) until such time as the next meeting at which the election of directors shall take place.  The parties acknowledge that Executive will not stand for reelection to the Board at such annual meeting.

6.           Relief and Enforcement.  Executive understands and agrees that any breach of this Agreement by Executive will relieve the Company of its obligation to provide any unpaid Separation Pay as set out in Section 2, above.  Executive also understands and agrees that if Executive violates the terms of Section 5 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law.  Accordingly, Executive agrees that if Executive violates Section 5 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement.  The right to an injunction is in addition to and not in lieu of any other remedies that the Company (or the Company Parties) has at law or in equity.

7.           No Modifications; Governing Law; Entire Agreement.  This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto.  The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Georgia, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Fulton County, Georgia.  This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

8.           Right to Revoke.  ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”).  IN ORDER TO REVOKE EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO THE COMPANY CARE OF BRADLEY T. ZIMMER, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

9.           Voluntary Execution.  By signing below, Executive acknowledges that Executive has read this Agreement, that Executive understands its contents and that Executive has relied upon or had the opportunity to seek the legal advice of Executive’s attorney, who is the attorney of Executive’s own choosing.  Executive further acknowledges and agrees that the Company advised Executive in writing to consult with any attorney before executing this Agreement.

10.           Due Authority.  The Company has full authority necessary to enter into this Agreement, and such has been approved by the Board of Directors of the Company or a committee thereof in which sufficient authority is vested.

11.           Prior Equity Awards.  For the avoidance of doubt, the parties acknowledge that Executive has earned the following equity awards, which shall continue pursuant to the terms of their applicable written agreements between Executive and the Company:  (a) Stock Option Award dated August 23, 2006, in the amount of 250,000 optioned shares with an exercise price of $6.50 per share; (b) Stock Option Award dated October 10, 2007, in the amount of 250,000 optioned shares with an exercise price of $7.10 per share; and (c) Stock Option Award dated August 12, 2008, in the amount of 30,000 optioned shares with an exercise price of $3.25 per share.  All aforementioned awards are vested in full and carry an expiration and termination date that is ten years from their respective dates of grant.

12.           Miscellaneous.

(a)           Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b)           The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)           This Agreement shall inure to the benefit of and shall be binding upon Executive, Executive’s heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d)           The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.  This Agreement may be executed in counterparts.

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, WHICH EXECUTIVE MAY WAIVE BY SIGNING AT ANY TIME PRIOR TO THE EXPIRATION OF THE 21 DAY CONSIDERATION PERIOD.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE WAS ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[The next page is the signature page.]

EMPLOYEE:

/s/ Henry N. Adorno		(SEAL)
(Signature)

Henry N. Adorno

Date:	September 28, 2009

THE COMPANY:

HSW INTERNATIONAL, INC.

By:	/s/ Bradley T. Zimmer

Name:	Bradley T. Zimmer

Title:	Executive Vice President & General Counsel

Date:	September 28, 2009